EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Earth Search Sciences, Inc.
Lakeside, Montana

As the Registrant’s independent registered public accounting firm, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated July 16, 2007 relating to the consolidated financial statements of the Registrant as of and for the year ended March 31, 2007.

/s/ Malone & Bailey, PC
Houston, Texas
www.malone-bailey.com
October 18, 2007